EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE           Contact: John W. Conlon, Chief Financial Officer
---------------------------              (740) 373-3155
March 29, 2001

                 PEOPLES BANCORP TO REPORT FIRST QUARTER GAINS;
                      EXPECTS INCREASED OPERATING EARNINGS
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         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced it will report net pre-tax gains of approximately $700,000, or $0.06 per share after taxes, in the first quarter of 2002, due to the combined impact of sales of investment securities and Peoples' repurchase of $7 million of its trust preferred securities at a discount. The trust preferred repurchase is part of an overall strategy to reduce cost of funds in a lower interest rate environment.
         Peoples also expects recent operating earnings momentum to continue in the first quarter of 2002. Management anticipates operating results (which excludes the net gains described previously) to grow 10% to 15% over fourth quarter 2001 earnings per share of $0.49.
         "Net interest income growth and improved net interest margin, combined with other revenue generation through new products, have pushed top-line revenues to new levels," commented Jack Conlon, Chief Financial Officer. "Net interest margin is better than expected due primarily to downward repricing of deposits and borrowings, and our fee revenue growth has been ahead of earlier projections."
         In the first quarter of 2002, Peoples will also benefit from new accounting rules that reduce the amount of intangible amortization expense. Management expects earnings per share to increase 2 to 3 cents per share due to adoption of the new rules.
         "Our strong performance in the first quarter is a culmination of several strategies coming together," said Conlon. "Top-line revenue growth remains a primary goal, and we are already working on strategies to continue that momentum. We anticipate net interest margin to begin to compress later this year, which places more emphasis on our non-interest revenue strategies."
         Peoples will release corporate earnings for the quarter ended March 31, 2002, on Monday, April 22, at approximately 1:00 pm local time. A conference call to discuss first quarter results of operations is currently scheduled for April 24, at 3:00 pm, local time, with members of Peoples' executive management participating.
         Peoples is a diversified financial products and services company with $1.2 billion in assets, offering a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 40 sales offices and 26 ATM's in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on NASDAQ national market under the symbol "PEBO." Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' internet banking product, at www.peoplesbancorp.com.

Safe Harbor Statement:
         The statements in this press release which are not historical fact are forward-looking statements that involve a number of risks and uncertainties, including, but not limited to, the interest rate environment, the effect of banking and tax regulations, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in Peoples' SEC filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these statements.


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